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                                                               EXHIBIT 23.1

                      CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

 Siebel Systems, Inc.:

   We consent to incorporation herein by reference of our reports dated January 26, 1999, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and the related schedule, which reports appear in the December 31, 1998, annual report on Form 10-K of Siebel Systems, Inc. We also consent to incorporation herein by reference of our reports dated December 1, 1999, relating to the supplemental consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related supplemental schedule, which reports appear in the current report on Form 8-K dated January 7, 2000 of Siebel Systems, Inc.

   We consent to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/ KPMG LLP

Mountain View, California

January 28, 2000